CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN DELETED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OR RULE 406.

                         OEM PURCHASE AGREEMENT
                             BY AND BETWEEN
                      AGILENT TECHNOLOGIES, INC.

                                 AND

                           NVE CORPORATION

                         OEM PURCHASE AGREEMENT

THIS AGREEMENT is entered into between AGILENT TECHNOLOGIES, INC., a Delaware corporation ("Agilent") and NVE Corporation, a Minnesota corporation ("Supplier"), effective as of the date of the last signature to this Agreement (the "Effective Date"). The parties hereby agree as follows:


1.   SCOPE OF AGREEMENT

1.1. General. This Agreement specifies the terms and conditions under which Supplier will sell, improve, license and support the OEM Products listed in Exhibit A to this Agreement. The OEM Products are regarded as "Original Equipment Manufacturer" products that will either be sold separately or incorporated into Agilent Products for resale worldwide under the Supplier's label or under Agilent's private label. The OEM Products and the Agilent Products will be marketed, serviced, and supported by Agilent's field organization and channel partners, subject to the marketing, service, and support obligations of Supplier pursuant to this Agreement. Supplier and Agilent may enter into other agreements relating to other products either co-developed or developed and sold by Supplier.

1.2 Eligible Purchasers. This Agreement enables Agilent, Agilent Subsidiaries and Agilent Subcontractors to purchase OEM Products from Supplier under the terms of this Agreement or any subsequent Product Addendum. Unless a Product Addendum specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in a Product Addendum.

1.3 Term Of Agreement. This Agreement will commence as of the Effective Date and continue for a five (5) year period (the "Term"), unless terminated earlier under the terms of this Agreement. This Agreement may be terminated at the end of the initial Term or at the end of any subsequent renewal period if one party provides the other at least 60 days prior notice of its intent to terminate. Those provisions of this Agreement that logically would survive any termination or expiration of this Agreement shall survive such termination or expiration.

2.   DEFINITIONS
The following capitalized terms will have these meanings throughout this Agreement.

2.1 "Agilent Products" means the Agilent products or systems that will incorporate the OEM Products and that will be marketed and sold to end-user customers by Agilent and its distributors.

2.2 "Agilent Property" means all property, including without limitation, models, tools, equipment, copies of designs and documentation and other materials that may be furnished to Supplier by Agilent or on Agilent's behalf or separately paid for by Agilent for use by Supplier in connection with this Agreement.

2.3  "AQL" means acceptance quality level

2.4 "Delivery Date" means the date specified in an Order for the delivery of OEM Products by Supplier to the destination required under the Order.

2.5 "Documentation" means the user and technical manuals and other documentation that Supplier will make available with the OEM Products.

2.6 "Eligible Purchasers" mean those parties authorized to purchase OEM Products under this Agreement as listed in Section 1.2 above.

2.7 "Forecast" means Agilent's estimate of its purchase requirements over a six-month period, or such other period designated by the parties.

2.8 "Intellectual Property Rights" means all rights in patents, copyrights, moral rights, trade secrets, mask works, Marks and other similar rights.

2.9  "IQA" means incoming quality assurance

2.10  "IR" means infra red solder reflow.

2.11 "Lead Time" means the time between the date an Order is sent and the Delivery Date.

2.12 "Marks" means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

2.13 "Noncomplying Product" means any OEM Product received by Agilent that does not comply with the Specifications, or otherwise does not comply with the requirements of an Order or other provisions of this Agreement. Noncomplying Products include, without limitation, dead-on-arrival products, overshipments and early shipments.

2.14  "NRE" means non-recurring engineering charges

2.15 "OEM Products" means the products listed in Exhibit A, all related Documentation, Parts and other deliverables provided pursuant to this Agreement.

2.16 "Orders" means a written or electronic purchase order or release issued by Agilent to Supplier for purchase of the OEM Products.

2.17 "Parts" means the replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the OEM Products.

2.18 "Product Addendum" means an addendum to this Agreement entered into between Supplier and an Eligible Purchaser naming additional OEM Products and product specific requirements in addition to those requirements specified in this Agreement.

2.19  "S" means Effective Date.

2.20 "Software" means any software or firmware included or bundled with the OEM Products, as designated in the description of OEM Products in Exhibit A.

2.21 "Specifications" means the technical and functional requirements for the OEM Products as specified or referenced in Exhibit A or as agreed to by the parties.

2.22 "Subsidiary" means an entity controlled by or under common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

2.23 "Support" means ongoing maintenance and technical support for the OEM Products provided by Supplier to Agilent.

2.24 "Technical Information" means Supplier's manufacturing information and technology deemed necessary by Agilent to support OEM Products and to exercise any manufacturing rights provided under this Agreement, including, but not limited to: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the OEM Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and
(vi) any additional technical information or materials listed in the Escrow Agreement agreed to by the parties.

2.25 "Technical Materials" means jigs, fixtures and tools used by Supplier to manufacture the OEM Products, and any production software used in such manufacture.

2.26  "UL" means Underwriters Laboratories, Inc.

3.  ORDER AND SHIPMENT OF OEM PRODUCTS

3.1 Orders. Each delivery of OEM Products will be initiated by an Order issued to Supplier by Agilent. Each Order will include: (i) unit quantity; (ii) unit price; (iii) shipping destination; (iv) Delivery Date; and (v) other instructions or requirements pertinent to the Order. Agilent may schedule regular intervals for deliveries by an appropriate Order setting forth the intervals. To the extent of any inconsistency between the terms of an Order and the terms of this Agreement, the terms specified in this Agreement will control and take precedence.

3.2  Order Acknowledgment.   An Order will be deemed to have been placed as of
the date of receipt of the Order by Supplier. Supplier will promptly confirm the receipt of an Order electronically or through facsimile to Agilent within two working days. Orders within Forecasts and Lead Time requirements of this Agreement will be deemed accepted upon receipt by Supplier. For Orders exceeding Forecast, Supplier will have two additional days in which to reject the order with respect to the excess. If an Agilent Order exceeds the Forecast or shortens the Lead Time, Supplier will use its best efforts to fill such excess or accommodate such shorter Lead Time.

3.3 Emergency Orders. If Agilent deems it necessary, Agilent may order OEM Products by facsimile on an emergency basis ("Emergency Order") subject to the availability of such OEM Products in Supplier's inventory. Supplier will use its best efforts to ship the Emergency Order to Agilent's stipulated destinations within two (2) work days after the receipt by Supplier. Subject to Agilent's approval, Agilent will pay any additional expenses related to such Emergency Orders.

3.4 Forecasts. Upon the request of Supplier, Agilent will provide a six-month rolling Forecast of its projected Orders. Any quantities listed in any Forecast or other correspondence between the parties are only estimates made as an accommodation for planning purposes and do not constitute a commitment on Agilent's part to purchase such quantity. Agilent may revise any Forecasts in its sole discretion.

3.5 Lead Time. Supplier will determine the Lead Time for each OEM Product, which in no event will exceed two (2) weeks without Agilent's prior written consent. Supplier must give Agilent no less than 30 days advance notice to approve or reject any proposed increase in Lead Time.

3.6 Inventory Requirement. Supplier will maintain a protective inventory equal to four (4) weeks of supply of each OEM Product. If this inventory is depleted, Supplier will replenish the inventory as soon as possible after depletion. In addition, Supplier will rotate its supply of OEM Products in inventory to maintain a fresh stock of inventory.

3.7 Order Changes. Agilent may without charge postpone, decrease, increase, or cancel any Order by notice to Supplier at least seven (7) days prior to the Delivery Date. If Agilent postpones, decreases, or cancels an Order after such time period, Supplier will be entitled to be reimbursed by Agilent for actual costs incurred by Supplier as a direct result of such postponement, decrease, or cancellation that are not recoverable by the shipment of the affected OEM Products or their raw materials to other purchasers (subject to Supplier's duty to remove Agilent Marks as specified in Section 6.3 below) within a reasonable period of time or the exercise by Supplier, in a commercially reasonable manner, of other mitigation measures.

3.8 Shipment Requirements. All Orders are required to be shipped complete. Supplier will give Agilent immediate notice if it knows that it cannot meet a Delivery Date or that only a portion of the OEM Products will be available for shipment to meet a Delivery Date. For partial shipments, Supplier will ship the available OEM Products unless directed by Agilent to reschedule shipment. If Supplier ships any OEM Product by a method other than as specified in the corresponding Order, Supplier will pay any resulting increase in the cost of freight.

3.9 Agilent Option To Accept Overshipments. If Supplier ships more OEM Products than ordered, the amount of the overshipment may either be kept by Agilent for credit against future Orders or returned to Supplier pursuant to
Article 6 below, at Agilent's election.

3.10 Meeting Delivery Dates. If due to Supplier's failure to make a timely shipment, the specified method of transportation would not permit Supplier to meet the Delivery Date, the OEM Products affected will be shipped by air transportation or other expedient means acceptable to Agilent. Supplier will pay for any resulting increase in the freight cost over that which Agilent would have been required to pay by the specified method of transportation. In addition to the expedited shipment requirements, in the event of delivery more than fourteen (14) days after the Delivery Date, Supplier will pay all freight charges.

3.11 No Advance Shipment. If OEM Products are delivered more than three days in advance of the Delivery Date, Agilent may, at its option, either return the OEM Products pursuant to Article 6 below or keep the OEM Products with payment due as provided in Section 4.3 below.

3.12 Title And Risk Of Loss. Unless otherwise specified in writing by Agilent, shipments will be F.O.B. the Supplier. All shipping costs including freight, insurance, taxes, duties, and import license fees shall be paid by Agilent. Title to OEM Product hardware and media ordered under this Agreement and risk of loss or damage will pass from Supplier to Agilent upon Supplier's delivery of the OEM Products to the common carrier, subject to the provisions in Sections 3.14 and 3.15 below with respect to packing and handling.

3.13 Packing List. Each delivery of OEM Products to Agilent must include a packing list that contains at least:

  a.  The Order number and the Agilent part number;

  b.  The quantity of OEM Products or Parts shipped; and

  c.  The date of shipment.

3.14 Packaging. Supplier must preserve, package, handle, and pack all OEM Products so as to protect the OEM Products from loss or damage, in conformance with good commercial practice, the Specifications, government regulations, and other applicable standards. Special static protection must be provided for OEM Products requiring such packaging.

3.15 Responsibility For Damage. Supplier will be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack OEM
Products.   Further, Agilent will not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to Agilent's actual receipt of the corresponding OEM Products.

4.  PRICES AND PAYMENT TERMS

4.1 NRE. Agilent shall make a conditional payment of $1.1 Million NRE to Supplier on the following schedule and based on the conditions listed in
Section 4.1(b):

    a. No later than seven (7) days after the execution of this Agreement , Agilent shall pay to Supplier an initial $600,000 NRE. Twelve months after the execution of this Agreement, Agilent shall pay Supplier an additional $500,000 NRE, provided the following conditions are met. If any or all of the conditions listed in Section 4.1(b) are not met, Agilent shall not be obligated to pay the $500,000 additional NRE payment.

    b.  Conditions to be Met :
      Within 6 months:
                                         **

      Within 12 months:
                                         **

4.2 OEM Product Prices. Supplier's prices for the OEM Products are listed in Exhibit C, in U.S. currency unless otherwise stated, and may not be increased without Agilent's consent. Within seven (7) days of the execution of this Agreement, Agilent shall pay to Supplier $500,000 as a pre-paid inventory fee, which shall result in a 25% discount off Supplier's prices until the amount discounted equals $500,000. Supplier shall provide an accounting of sales, discounts, and the balance of pre-paid inventory on a quarterly basis. The intent of the parties is that the monetary value of the discounts afforded Agilent will equal $500,000 within eighteen months of market release of the first OEM Product. In the event that Supplier fails to meet any of the conditions listed in Section 4.1(b), above, Supplier shall promptly repay to Agilent all or the remainder of the $500,000 pre-paid inventory fee The prices for Parts will be Supplier's published prices, less any applicable discounts, unless the parties agree to a price schedule for Parts. If the six month conditions listed in Section 4.1(b), above, are not met in a timely manner, Supplier shall promptly return the $500,000 in prepaid inventory, which amount shall be returned to Supplier upon its meeting said six month conditions.

4.3 Changed Prices. If during the Term changed prices or price formulas are put in effect by mutual agreement of Agilent and Supplier, or reduced prices or price formulas are otherwise put in effect by Supplier, such prices or price formulas (if resulting in lower prices than the then current price) will apply to all Orders issued by Agilent after the effective date of such prices or price formulas and to all unshipped Orders.

4.4 Payment Procedure. Payment for OEM Products will be net 30 days after the latest of: (a) receipt by Agilent of an appropriate invoice from Supplier; (b) receipt by Agilent of the corresponding OEM Products or Parts; (c) or the Delivery Date. Except as otherwise provided in this Agreement, associated freight expenses and duties will be paid directly by Agilent. Agilent will not be liable for any costs related to or payments for unordered or Nonconforming Products.

4.5 Most Favored Purchaser Warranty. If during the term, Supplier offers a better price or pricing formula to other purchasers for similar volumes of OEM Products, then Supplier agrees to offer such price or pricing formula to Agilent retroactively as of the date first offered to the third party.
Supplier agrees to fulfill its obligations in this Section in good faith and further agrees that it will not create any OEM Product purchasing programs, pricing formulas or other conditions that serve to deny Agilent the benefits of its favored purchaser status. In addition, Agilent may credit any amounts due under this Agreement against future invoices.

4.6 Sales Taxes and Duties. Prices are exclusive of all taxes or duties (other than taxes levied on Supplier's income) that Supplier may be required to collect or pay upon shipment of the OEM Products. Any such taxes or duties must appear as a separate item on Supplier's invoice. Agilent agrees to pay such taxes or duties unless Agilent is exempt from such taxes or duties. Where applicable, Agilent will provide Supplier with an exemption resale certificate.

5.  NONCOMPLYING PRODUCTS

5.1  Repair Or Replacement.   Agilent may elect in its sole discretion, subject
to the provisions of Article 19 below, to return a Noncomplying Product for replacement or repair at Supplier's expense. In addition, Agilent may return for repair or replacement an entire lot of OEM Products if a tested sample of that lot contains Noncomplying Products. In the event of an overshipment, Agilent may elect to keep the additional units, subject to the payment procedures in Section 4.3.

5.2 Repair Period. Supplier will return the replacement or repaired OEM Products as soon as possible but in no event later than two (2) work days after receipt of the Noncomplying Product from Agilent. Supplier's opportunity to cure any failure to meet such deadline, pursuant to Article 19 below, will apply to only five such breaches per part number during the Term.

6.  RETURN OF PRODUCTS

6.1 Return Materials Authorization. All OEM Products returned by Agilent to Supplier must be accompanied by a Return Materials Authorization ("RMA"). Unless further verification is reasonably required by Supplier, Supplier will supply an RMA within two work days of Agilent's request. Agilent may return the OEM Product without an RMA if Supplier fails to provide one.

6.2 Return Charges. All Noncomplying Products returned by Agilent to Supplier, and all replacement or repaired OEM Products shipped by Supplier to Agilent to replace Noncomplying Products, will be at Supplier's risk and expense, including transportation charges (round trip charges for replacement or repaired OEM Products).

6.3 Duty To Remove Marks Or Destroy Noncomplying Products. Supplier agrees not to sell, transfer, distribute or otherwise convey any part, component, product or service bearing or incorporating Agilent Marks, part numbers or other identifiers, including any Agilent packaging, copyrights or code, to any party other than to Eligible Purchasers. Supplier will remove from all rejected, returned or un-purchased OEM Products any such Agilent Marks or identifiers, even if such removal would require destruction of the OEM Products. Supplier further agrees not to represent that such OEM Products are built for Agilent or to Agilent specifications. Supplier will defend and indemnify Agilent against any claims, losses, liabilities, costs or expenses that Agilent may incur as a result of Supplier's breach of this obligation.

7.  ENGINEERING PROCESS OR DESIGN CHANGES

7.1 Supplier Proposed Changes. Supplier will not, without the prior written consent of Agilent, make or incorporate in OEM Products any of the following changes (collectively, "Engineering Changes"):

    a.  Process or design changes;

    b. Geographical relocation of manufacturing processes, including contract manufacturing sites; or

    c. Process step discontinuances affecting the electrical performance, the mechanical form, fit, or function, the environmental compatibility or chemical characteristics, software compatibility, or the life, reliability, or quality of OEM Products.

7.2 Notice Of Proposed Change. Supplier will give Agilent notice of any proposed Engineering Change, and will provide evaluation samples and other appropriate information as specified by Agilent at least 90 days prior to the first proposed shipment of any OEM Products involving an Engineering Change. Regardless of whether Agilent approves a proposed Engineering Change, Lead Time will not be changed except as provided in Section 3.4 above.

7.3 Agilent Proposed Changes. Agilent may change Agilent-supplied drawings, designs, or Specifications at any time prior to manufacture of corresponding released OEM Products. Any such change will be effective upon notice to Supplier. If any such change reasonably and directly affects the prices or delivery schedules of OEM Products, an equitable adjustment will be made provided that Supplier makes a written claim for an adjustment within 90 days from the date Agilent gives notice to Supplier of the change and Agilent agrees in writing to the adjustment.

7.4 Option To Terminate. If the parties are unable to agree, acting reasonably and in good faith, upon an adjustment pursuant to Section 7.3 above, Agilent may without any liability terminate this Agreement as to any OEM Products affected.

7.5 Safety Standard Changes. Supplier will immediately give notice to Agilent if any upgrade, substitution or other change to an OEM Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 7.1 above. All affected OEM Products already purchased by Agilent may, at Agilent's election, either be returned to Supplier for upgrade to current revisions or upgraded by Supplier or Agilent in the field pursuant to the procedures outlined in Section 10.6 below. If an OEM Product meets applicable safety standards and other governmental requirements at the time of manufacture, Agilent and Supplier will allocate the costs of any subsequent upgrade, substitution or other required change required in an equitable manner based on good faith discussions between the parties. If such discussions render no equitable solution, the parties shall mutually agree to escalate the matter to their respective vice presidents or general managers.

8.  QUALITY

8.1 Quality Program. Supplier agrees to maintain an objective quality program for all OEM Products. Supplier's program will be in accordance with the current revision of Agilent's Supplier Quality System Requirements, and if applicable, any additional or substitute quality requirements agreed to by the parties. Supplier will, upon Agilent's request, provide to Agilent copies of Supplier's program , supporting test documentation, wirebond yield, ball shear data , wirepull data and test yield

8.2 Additional Process Requirements. Supplier agrees to maintain the ball shear strength at minimum 40 grams and wire bond process control of Cpk >=
1.33. Supplier shall carry out Statistical Process Control on both ball shear strength and wire pull strength by the OEM products.

8.3 Incoming Quality Assurance. Agilent will accept all lots having an incoming inspection of AQL level of 0.065% of Defects. All Defects are defined in the Agilent's IQA specification Agilent will define an incoming inspection lot consisting of between one and a maximum of 10,000 individual OEM product units. AGILENT may choose the following lot disposition options when a lot is rejected at the incoming inspection: (i) Waive the test requirements and choose to accept the lot.(ii) Reject the lot but perform 100% testing and resubmission to incoming quality assurance.(iii) Return the lot to the Supplier.

8.4 Agilent's Right To Inspect. Agilent has the right to inspect, at Supplier's plant, the OEM Products and associated manufacturing processes. Manufacturing processes may be inspected at any time during the Term. Agilent's inspection may be for any reason reasonably related to this Agreement, including to assure Supplier's compliance with Agilent's requirements. Agilent's right of inspection will apply as well to any vendor or subcontractor of Supplier. Supplier will inform such vendors or subcontractors of Agilent's right to inspect, and, if necessary, use all reasonable effort to secure such rights for Agilent.

9.  WARRANTIES

9.1  Product Warranties.  Supplier warrants that all OEM Products will:

    a. Be manufactured, processed, and assembled by Supplier or by companies under Supplier's direction.

    b. Conform to the Specifications, and other criteria referred to in this Agreement or agreed to by the parties in writing.

    c.  Be new, except as otherwise provided by the parties.

    d.  Conform strictly to the requirements of all Orders.

    e.  Be free from defects in design, material and workmanship.

    f. Be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership.

    g. Not violate or infringe any third party Intellectual Property Rights and Supplier warrants that it is not aware of any facts upon which such claim could be made (other than **).
If Supplier learns of any claim or any facts upon which claim could be made, it will promptly notify Agilent of this information.

9.2 Survival Of Warranties. All warranties specified above will survive any inspection, delivery, acceptance, or payment by Agilent and be in effect for the longer of Supplier's normal warranty period or the one year period following the date of shipment of the OEM Product or the Agilent Product containing the OEM Product to Agilent's end-user customers.

9.3  Epidemic Failure Warranty.   In addition to the warranties specified
above, Supplier warrants all OEM Products against epidemic failure for a period of three years after receipt of that OEM Product or the associated Agilent Product by Agilent's customers. An epidemic failure means the occurrence of more than 250 parts per million of the same failure in any of OEM Products, within a specified date code population of such products.

9.4 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY OEM PRODUCTS, OR REGARDING THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.

10.  SUPPORT SERVICES

10.1 General.Supplier will provide Agilent with Support for the OEM Products as specified in this Agreement. Supplier will maintain such number of qualified personnel as is necessary to provide timely and knowledgeable maintenance and support service. Supplier warrants that all Support will be provided in a professional and workmanlike manner.

10.2 New Agilent Products. Upon request by Agilent, Supplier will use all reasonable efforts to provide Agilent with the OEM Products adapted for use with new releases of Agilent Products within timeframes and at such additional costs, if any, to be negotiated by the parties, provided that Agilent makes available to Supplier such Agilent Property as may be reasonably necessary for Supplier to develop any adaptation.

10.3 Agilent Property. Agilent may provide to Supplier Agilent Property under the terms of an Agilent Equipment Loan Agreement, solely for use in Supplier's manufacturing, testing, adapting and supporting the OEM Products. All Agilent Property will be clearly segregated from Supplier's property and identified as the sole property of Agilent. Agilent Property may not be transferred, assigned, loaned or otherwise encumbered in any way. Agilent Property may be provided to third parties for fulfillment of Supplier's obligations hereunder only upon Agilent's prior written consent. Agilent property will be returned to Agilent, at Supplier's expense, upon termination of this Agreement.

10.4 Substitute Products. If Supplier develops any products that are more efficient or less expensive than the comparable OEM Products available under this Agreement, Agilent will have the right to substitute the newer products at the same price as the comparable OEM Products for all subsequent purchases under this Agreement. Such substitute products must be compatible with the current version of the Agilent Products.

10.5 Failure Rate. Notwithstanding that the warranties given in Section 9.1 above apply to 100% of OEM Products, Supplier and Agilent acknowledge that a failure rate of 20 parts per million delivered over the Term is expected . If the actual failure rate for OEM Products exceeds this expected rate, Supplier will provide additional engineering and technical support needed to bring the actual failure rate within the specified failure rate.

10.6 Class Failure Remedies. Upon the occurrence of any of the following events (i) an Agilent's incoming inspection failure as describe in Section 8.3; (ii) a failure rate exceeding the rate specified in Section 10.5 above;
(iii) an epidemic failure as described in Section 9.3; or (iv) a safety standard change under Section 7.5 above (each referred to as a "Class Failure"), Agilent will have the following additional remedies for a three year period commencing upon receipt by Agilent's end-user customer of the OEM Product or the corresponding Agilent Product.

    a. In the event of a Class Failure, Supplier will provide Agilent no later than five (5) days following the Class Failure a root cause analysis and corrective action plan. Agilent will make available such information and assistance reasonably required to allow Supplier to conduct its root cause analysis and provide its corrective action report.

    b. If, after review of the root cause analysis and corrective action plan, Agilent determines in its reasonable opinion that the Class Failure necessitates a field stocking recall or customer based recall or retrofit, Agilent may then elect to have the OEM Products: (i) returned to Supplier for repair or replacement; or (ii) repaired or replaced by Agilent in the field, including products in distributor inventory and Agilent's installed base. If Agilent chooses to perform a field repair, Supplier will provide the appropriate replacement OEM Products, Parts or upgrades free of charge to Agilent. Such OEM Products, Parts or upgrades will have the highest shipping priority.

    c. Except as provided in Section 7.5 above regarding safety standard changes, Supplier will, within 90 days after completion of the recalls or retrofits, reimburse Agilent for its reasonable and direct costs in performing such services

    d. Survival Of Support Obligations. Supplier's maintenance and support obligations specified in this Section 10 will run for the Term and any additional periods under Section 1.3 above and will continue for a period of five (5) years after Agilent ships the last Agilent Product or an OEM Product. This obligation includes making necessary Parts available to Agilent, as further provided in the Support Terms.

10.7 Class Failure Costs. All costs including materials, labor, shipment and inventory replacement arising from a Class Failure will be borne by the responsible party depending on whether the cause is due to Agilent Requirements or Manufacturer Deliverables. If the cause is based on both parties' contributions to the manufacture of the Agilent Products, the parties will allocate the costs of remedy in good faith in an equitable manner.

11.  OBSOLESCENCE AND MANUFACTURING RIGHTS

11.1 Lifetime Buy Rights. Supplier acknowledges its obligation to manufacture, supply and support the OEM Products without interruption for the Term. If, however, after the first year of shipment of such products, Supplier seeks to discontinue the supply or support of any OEM Product (a "Discontinued Product"), Supplier will give notice to Agilent no less than 6 months in advance of the last date the Discontinued Product can be ordered. After receipt of notice of discontinuance, Agilent may, at its option:

    a. Purchase from Supplier such quantity of the Discontinued Product as Agilent deems necessary for its future requirements; and

    b. Manufacture the Discontinued Product under the manufacturing rights granted in Section 11.2 below, without payment to Supplier of any royalties or other charges.

11.2 Agilent's Right To Manufacture. Subject to the terms of Section 11.1 above, Supplier grants to Agilent, under Supplier's Intellectual Property Rights, a perpetual, non-exclusive, world-wide, royalty-free license to use, modify, reproduce, import, manufacture, distribute, offer for sale and sell the Discontinued Product, or the OEM Product under other provisions of this Agreement. Agilent may sublicense these rights to third parties, provided any such third party complies with the terms of this license and any associated obligations of confidentiality. In the event Agilent elects to exercise this right:

    a. Supplier will release to Agilent all Technical Information or other materials deposited under the terms of the Deposit Agreement described below, necessary for the manufacture of the Discontinued Product. Agilent will keep all Technical Information confidential in accordance with the terms of Article 19 below. If Supplier has failed to place Technical Information in escrow or to update the escrow as provided below, Agilent may use the measures described in paragraph (b) below to obtain such information.

    b. Supplier will furnish to Agilent all Technical Materials at their book value within seven (7) days after Agilent has notified Supplier of its exercise of its rights under this Article 11. If the materials are not delivered within this time period, Agilent will have the right to collect such materials at Supplier's plant or offices and Supplier agrees to assist Agilent in such collection. Agilent will pay amounts due on such materials within 30 days after receipt of Supplier's invoice or receipt of the materials, whichever is later. If Agilent has to use measures to collect the materials itself, it may deduct its costs from the book value of the materials.

    c. Supplier will furnish to Agilent within seven (7) days after Agilent's written request, the names and addresses of Supplier's sources for Parts not manufactured by Supplier, including the appropriate part numbers for commercially available equivalents of electronic parts. Supplier will use all reasonable efforts to ensure that Agilent will have the right to purchase all such Parts directly from Supplier's vendors.

    d. Supplier will furnish to Agilent without charge all Parts catalogues, schematics, material lists, engineering change orders, and other servicing documentation deemed necessary by Agilent to service and support the Discontinued Product.

    e. Supplier will assign to Agilent any license rights it may have with third parties for software, documentation or any intellectual property used in the manufacture of the Discontinued Product.

11.3 Consulting Services. In support of Technical Information conveyed to Agilent, Supplier will provide:

    a. Up to 40 hours of consulting services, as required by Agilent, provided that Agilent bears the cost of reasonable travel expenses; and

    b. Additional consulting services at the rate of $1,000 per eight hour work day , plus reasonable travel expenses of those so engaged.

11.4 Deposit Agreement. At Agilent's request and as security for the fulfillment of Supplier's obligations under this Agreement, Supplier will deposit a copy of the Technical Information, including any source code for all software contained in the OEM Products (the "Deposit") pursuant to a deposit agreement to be mutually agreed upon. Agilent will have the right to inspect and verify that the appropriate Deposit of current and complete information is
being made.   The Deposit will be updated by Supplier on a regular basis, but no less than quarterly, and at least once immediately prior to Agilent's exercise of its rights hereunder.

12.  TRAINING

12.1 Technical Training. Supplier will provide to Agilent technical training, for a period not to exceed two weeks of trainer time per year, to allow Agilent to become fully familiar with each OEM Product and its market. Such training will be at no charge to Agilent except for any reasonable travel expenses of the Supplier. Training in excess of two weeks of trainer time per year shall be paid at the consulting services at the rate of $1,000 per eight hour work day. Agilent may further request and Supplier will provide additional training at no charge as reasonably necessary to inform Agilent personnel of upgraded, enhanced or new versions of the OEM Products. Other training will be provided upon mutually agreeable terms and conditions.

12.2 Agilent's Rights In Training Classes And Materials. Agilent may at no charge use, reproduce, modify, display and perform either internally or for Agilent's customers, all training classes, methods, and materials supplied or developed by Supplier under this Agreement. Agilent's use may be in any manner Agilent reasonably deems appropriate.

13.  EXCLUSIVITY

13.1 Exclusive OEM. In consideration for Agilent's NRE payments to Supplier, Supplier shall sell OEM products to no OEM other than Agilent for a period of five years after execution of this Agreement.

13.2 Marketing Exclusivity. In the event that during the three year period commencing with the date upon which both parties have released to the market one or more OEM Products, and ending exactly three years later, Agilent is found, by an independent auditor to be mutually agreed upon and retained at Agilent's expense to have generated three times or more gross revenue from OEM products than Supplier during the same time period, provided that Agilent sells at least $10 Million in gross revenues of NVE isolators during the three year period, Supplier shall grant Agilent an exclusive right to sell OEM products for an indefinite period, which right shall commence 90 days after the notice of the independent auditor. Parties shall not sell artificially high levels of product to distributors in order to influence the revenue measurements of this provision, nor will product stock held by distributors be
counted as sales for the purposes of this provision.   As part of this right,
if granted, Supplier shall provide to Agilent as soon as commercially reasonable, all materials that would reasonable enable Agilent to fully exercise and enjoy the benefits of this right, including but limited to customer lists and all details of Supplier's OEM business since the Effective Date of this Agreement. Agilent agrees to make commercially reasonable efforts to market the OEM products under these circumstances. Absent such commercially reasonable efforts, Agilent's exclusive rights under this paragraph shall be revoked. In the event that Agilent fails to win this right of market exclusivity, the provisions of 13.1 shall remain in full force and effect.

14.  MARKETING AND LICENSING

14.1 Marketing Authority. Agilent will have the authority to market the OEM Products and the Agilent Products containing the OEM Products to the extent it deems appropriate, in its sole discretion. Without limiting the generality of the foregoing sentence, nothing in this Agreement will be construed or interpreted to place a "best efforts" obligation upon Agilent with respect to marketing the Agilent Products or OEM Products or preclude Agilent from independently developing, purchasing, licensing, or marketing any product which performs the same or similar function as the OEM Products. Agilent will have the right to use its own business and license terms for all marketing and distribution of the OEM Products and Agilent Products.

14.2 No Rights In Marks. Except as otherwise specified in the private labeling section below, nothing in this Agreement should be construed to grant either party any rights in the Marks of the other party. Supplier acknowledges, however, that Agilent may use the name of Supplier and the name of the OEM Products in advertising and marketing the OEM Products or the Agilent Products. The OEM Products will be affixed with copyright notices sufficient to give notice as to the rights of the parties in their respective products. Agilent agrees to mark appropriate literature with relevant patent numbers.

14.3 Private Labeling. If Agilent decides during the Term to create Agilent private label versions of the OEM Products, Supplier will ensure that the OEM Products contain the Agilent Marks, serial number format and packaging specified by Agilent and conforming to Agilent specifications for external appearance (which will not require any material change in form or dimensions of
the OEM Products or require commercially unreasonable actions).   Except as
provided herein, Supplier will have no other right or license in any Agilent Marks.

14.4 Software License. If the OEM Products include Software, Supplier hereby grants to Agilent, under Supplier's Intellectual Property Rights in such Software, a non-exclusive, worldwide, fully paid-up license to use, import, reproduce, offer for sale and distribute the Software in object code form as integrated with the OEM Products or the Agilent Products. These rights will extend to Agilent Subsidiaries and third party channels of distribution.

14.5 Documentation License. Supplier hereby grants Agilent a non-exclusive, non-transferable, worldwide, fully paid up license to use, reproduce, distribute and prepare derivative works in Agilent's name of all Documentation and other information, other than confidential information, furnished by Supplier under this Agreement. Agilent may reproduce such Documentation without Supplier's logo or other identification of source, subject to affixing copyright notices to all copies of Documentation. These rights with respect to the Documentation will extend to Agilent Subsidiaries and third party channels of distribution.

15.  INTELLECTUAL PROPERTY PROTECTION

15.1 Supplier's Duty To Defend. Except as provided in Section 15.4 below, Supplier will defend and hold harmless Agilent and its Subsidiaries, Subcontractors and customers from any claim that any OEM Product, any Software, Documentation or a Supplier Mark constitutes an unauthorized use or infringement of any third party's Intellectual Property Rights. Supplier will pay all costs, damages and expenses (including reasonable attorneys' fees) incurred by Agilent, its Subsidiaries, Subcontractors or customers and will pay any award with respect to any such claim or agreed to in any settlement of that claim.

15.2 Agilent's Duty To Notify. Agilent will give Supplier prompt notice of any such claim or action, and will give Supplier the authority, information,
and reasonable assistance (at Supplier's expense) necessary to defend.   If
Supplier does not diligently pursue resolution of the claim nor provide Agilent with reasonable assurances that it will diligently pursue resolution, then Agilent may, without in any way limiting its other rights and remedies, defend the claim.

15.3 Remedies For Infringing Products. If the use or combination of any product provided hereunder is enjoined (the "Infringing Product"), Supplier will, at its sole expense and option:

    a. Procure for Agilent and its customers the right to continue using or combining the Infringing Product;

    b. Replace the Infringing Product with a non-infringing product of equivalent function and performance; or

    c. Modify the Infringing Product to be non-infringing, without detracting from function or performance.

    d. If, after using its best efforts, Supplier reasonably concludes that Infringing Products cannot be remedied with provisions a, b, or c, Supplier has the right to withdraw the Infringing Product and shall repay to Agilent all monies paid to Supplier by Agilent under this Agreement.

15.4 Limitations. Supplier will be relieved of its indemnification obligations under this Article 15 to the extent that the claim arises solely and directly from Supplier's compliance with an Agilent Specification provided that all implementations of that Specification constitute an unauthorized use or infringement of a third party Intellectual Property Right.

16.  COUNTRY OF MANUFACTURE AND DUTY DRAWBACK RIGHTS

16.1 Country Of Origin Certification. Upon Agilent's request, Supplier will provide Agilent with an appropriate certification stating the country of origin for OEM Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

16.2 Country Of Origin Marking. Supplier will mark each OEM Product, or the container if there is no room on the OEM Product, with the country of origin. Supplier will, in marking OEM Products, comply with the requirements of the customs authorities of the country of receipt.

16.3 Duty Drawback. If OEM Products delivered under this Agreement are imported, Supplier will when possible allow Agilent to be the importer of record. If Agilent is not the importer of record and Supplier obtains duty drawback rights to OEM Products, Supplier will, upon Agilent's request, provide Agilent with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Agilent.

17.  GOVERNMENTAL COMPLIANCE

17.1 Duty To Comply. Supplier agrees to comply with all federal, state, local and foreign laws, rules, and regulations applicable to its performance of this Agreement or to OEM Products. Without limiting the generality of the foregoing sentence, Supplier represents that:

    a. Supplier will comply with all equal employment opportunity and non-discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans' Readjustment Assistance Act;

    b. Each chemical substance contained in OEM Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act;

    c. All OEM Products will be shipped in conformance with government or freight regulations and requirements applicable to chemicals; and

    d. Supplier will provide complete and accurate material safety data sheets prior to shipping any OEM Product.

17.2 Procurement Regulations. For OEM Products purchased under this Agreement for incorporation into products to be sold under a federal contract or subcontract, those applicable procurement regulations that are required by federal statute or regulation to be inserted in contracts or subcontracts will be deemed incorporated in this Agreement and made to apply to all Orders. Supplier reserves the right to refuse orders where such requirements cannot be reasonably met.

17.3 Ozone Depleting Substances. Supplier hereby certifies that no OEM Product nor any component of any OEM Product:

    a. Contains any "Class 1 Substance" or "Class 2 Substance", as those term are defined in 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended; or

    b. Has been manufactured with a process that uses any Class 1 or Class 2 Substance within the meaning of 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended.

18.  FORCE MAJEURE EVENTS

18.1 Delaying Causes. Subject to the provisions of this Article, Supplier will not be liable for any delay in performance under this Agreement caused by any "act of God" or other cause beyond Supplier's control and without Supplier's fault or negligence (a "delaying cause"). Notwithstanding the above, Supplier will not be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property Rights or furnish remedies for Infringing Products as described in
Article 14 above.

18.2 Agilent Option. Supplier will immediately give Agilent notice of any delaying cause and its best estimate of the expected duration of such cause. In the event of a delaying cause, Agilent may act in its sole discretion to:

    a. Terminate this Agreement or any part hereof as to OEM Products not shipped; or

    b. Suspend this Agreement in whole or in part for the duration of the delaying cause, buy similar products elsewhere, and deduct from any quantities specified under this Agreement the quantity so purchased.

18.3 Resumption Of Agreement. If Agilent elects to purchase other similar products in the event of a delaying cause, Agilent may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured. Unless Agilent gives notice of termination as provided above within 30 days after notice from Supplier of the delaying cause, Agilent will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.

19.  EVENTS OF DEFAULT

19.1 Notice Of Breach. If either party is in breach of any material provision of this Agreement, the nonbreaching party may, by notice to the breaching party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching party cures the breach within 30 days after receipt of notice.

19.2 Causes Of Breach. For purposes of Section 19.1 above, the term "breach" includes without limitation any:

    a. Proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a party;

    b. Appointment, with or without a party's consent, of a receiver or an assignee for the benefit of creditors;

    c. Other failure by a party to comply with any material provision of this Agreement with additional failure to provide the nonbreaching party, upon request, with reasonable assurances of future performance, including but not limited to Supplier supplying to Agilent required quantities of quality product in a timely manner over time. For the three-month period commencing with the date of the first market release of the first OEM Product, Supplier will have three months to fully comply with the terms of sections 8, 9, or 10, during which time the Supplier shall make its best efforts to correct the potential breach.

    d. Failure of Supplier to meet all conditions listed in Section 4.1(b) within two years of the Effective Date of this Agreement.

    e. A material change in Supplier's corporate structure or ownership to which Agilent has a reasonable objection.

19.3 Agilent's Rights Upon Breach. In the event Agilent terminates this Agreement in whole or in part as provided above, Agilent shall be granted the manufacturing rights enumerated in Section 11.2, above. Furthermore, in addition to any other remedies provided Agilent under this Agreement, Agilent may procure, upon such terms and in such manner as Agilent reasonably deems appropriate, products and service similar to the OEM Product and service as to which this Agreement is terminated.. Supplier agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Section. Furthermore, all future obligations of Agilent shall be forever extinguished and Supplier shall promptly repay Agilent all NRE and all or the remainder of prepaid inventory fees. In the event that Agilent terminates for breach as provided above, and exercises its manufacturing rights under Section 11.2, Agilent shall pay Supplier a royalty of 5% of gross revenues for end-user sales for all products listed in Exhibit A manufactured under this provision for a two-year period.

19.4 Purchase Hold. If any Eligible Purchaser having the right to purchase an OEM Product under this Agreement or under any other agreement with Supplier believes in good faith that an OEM Product is defective, then, irrespective of any other rights provided Agilent hereunder, Agilent may implement a purchase hold to suspend purchases of such OEM Products without any liability. Such purchase hold may be removed if Agilent reasonably believes that Supplier has taken sufficient action to correct the defect or given sufficient assurances that such defect will be corrected within a reasonable time.

20.  CONFIDENTIAL INFORMATION

20.1 Confidential Information. During the Term, a party (the "Recipient") may receive or have access to certain information of the other party (the "Discloser") that is marked as "Confidential Information," including, though not limited to, information or data concerning the Discloser's products or product plans, business operations, strategies, customers and related business information. The Recipient will protect the confidentiality of Confidential Information with the same degree of care as the Recipient uses for its own similar information, but no less than a reasonable degree of care, under the terms of the previously executed Confidential Disclosure Agreement (the "CDA"). To the extent any term of this Agreement conflicts with any term in the CDA, the terms of this Agreement will control and take precedence. Confidential Information may only be used by those employees of the Recipient who have a need to know such information for the purposes related to this Agreement. The parties acknowledge that all Technical Information and Forecasts are deemed Confidential Information to be protected for a term of three years from the date of disclosure.

20.2 Exclusions. The foregoing confidentiality obligations will not apply to any information that is (a) already known by the Recipient prior to disclosure,
(b) independently developed by the Recipient prior to or independent of the disclosure, (c) publicly available through no fault of the Recipient, (d) rightfully received from a third party with no duty of confidentiality, (e) disclosed by the Recipient with the Discloser's prior written approval, or (f) disclosed under operation of law.

21.  INSURANCE REQUIREMENTS

21.1 Insurance Coverage. Supplier will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of $1,000,000 combined single limit per occurrence and $1,000,000 in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of the OEM Products or acts or omissions of Supplier under this Agreement.. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of 30 days written notice to Agilent of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished to Agilent before any work is commenced hereunder, and Supplier will deliver copies of policies or certificates to the Agilent contact listed in Exhibit G.

21.2  Additional Requirements.  All deductibles on policies providing coverage
will be paid by Supplier.   In the event Supplier is self insured for matters
described in Section 20.1, Supplier agrees to respond to any claims or losses made against or incurred by Agilent in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally
available to similar suppliers.   In no event will the coverages or limits of
any insurance required under this Article, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier's obligations or liability to Agilent under this Agreement.

22.  LIMITATION OF LIABILITY

UNLESS OTHERWISE STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, SUPPLIER WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ARTICLE 15 ABOVE.

23.  TERMINATION

23.1 Outstanding Orders. All Orders issued prior to the expiration of this Agreement must be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates are after expiration. Upon termination of this Agreement for Supplier's breach, Agilent may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

23.2 Return Of Agilent Property. Supplier must return all Agilent Property to Agilent upon expiration or termination. All such property must be in good condition, normal wear and tear excepted. Agilent will determine the manner and procedure for return. Agilent will bear all return freight costs if return is due to Agilent convenience or an uncured breach by Agilent. Otherwise, Supplier will bear all such costs.

23.3 Return Of Supplier Property. Agilent shall return all Supplier Property to Agilent upon expiration of this Agreement.

23.4  Surviving Provisions.   Notwithstanding the expiration or early
termination of this Agreement, the provisions regarding Warranties in Article 9, Support in Article 10, Manufacturing Rights in Article 11, Exclusivity in
Article 13, Marketing and Licensing in Article 14, Intellectual Property in
Article 15, Events of Default in Article 19, Confidentiality in Article 20, Insurance Requirements in Article 21, Limitation of Liability in Article 22, Termination in this Article 23, and the Miscellaneous provisions in Article 24 below will each survive in accordance with their terms.

24.  MISCELLANEOUS

24.1 Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party's designated recipient specified in Exhibit F. Notices are validly given upon the earlier of confirmed receipt by the receiving party or seven days, for international notices after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

24.2 Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

24.3 Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other. Nothing in this Agreement precludes either party from independently developing, manufacturing, selling or supporting products similar to the OEM Products.

24.4 First Right of Refusal. In the event that a bona fide good faith offer is made to acquire Supplier, or any part thereof, Agilent shall be granted a first right of refusal to acquire Supplier, or any part thereof, on the same terms.

24.5 Assignment. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned, transferred or shared by either party without the other party's prior written consent, which shall not be unreasonably withheld, and any attempted assignment or transfer is void. Any merger, consolidation, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement, other than an Agilent merger into a wholly owned subsidiary This Agreement will be binding on the successors and permitted assigns of the parties and the name of the party appearing herein will be deemed to include the names of such party's successors or permitted assigns to the extent necessary to carry out the intent of this Agreement.

24.6 No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

24.7 Reference To Days. All references in this Agreement to "days" will, unless otherwise specified herein, mean calendar days.

24.8 Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

24.9 No Publication. Neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

24.10 Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

24.11 Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

24.12 Amendments. Any alterations or amendments to this Agreement shall require the signed written approval by both parties' authorized representatives identified in Exhibit F.

24.13 Governing Law. This Agreement will be governed in all respects by the laws of the state of California without reference to any choice of laws provisions.

24.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.


APPROVED AND AGREED TO:


SUPPLIER:                             AGILENT TECHNOLOGIES, INC.

By: /s/ Daniel A. Baker               By: /s/ T. Bian

Typed Name: Daniel A. Baker           Typed Name: Tan Bian Ee

Title: President & CEO                Title: President (Malaysia/Singapore
                                      VP (Electronics Components Division)

Date: September 26, 2001              Date: 27 September 2001

                                 EXHIBIT A
                     OEM PRODUCTS AND SPECIFICATIONS


The following PRODUCTS manufactured by the SUPPLIER are covered by this agreement:
                                         **

These are the SUPPLIER'S PRODUCTS part numbers. Agilent Technologies part numbers will be assigned on qualification.

The specifications will include the datasheets of these PRODUCTS after qualification.

As evidence that these PRODUCTS satisfy the specifications, they shall be capable of passing the quality assurance tests.

                                 EXHIBIT B
                            SUPPLIER'S PRICES

                                         **

                                 EXHIBIT C
                      RECIPIENTS FOR RECEIPT OF NOTICES

For NVE:

John Myers
Vice President Isolation Products Business Unit
NVE Corporation
11409 Valley View Road
Eden Prairie, MN 55344-3617
TEL:  952-996-1610
FAX:  952-829-9189


Daniel A. Baker, Ph.D.
President & CEO
NVE Corporation
11409 Valley View Road
Eden Prairie, MN  55344-3617
TEL: 952-996-1628
FAX: 952-996-1600

For Agilent:

Tze-Siong Chong
1150 Depot Road
Singapore  109673
TEL:   (65) 215-7060


Keith A. Shandalow
Corporate Counsel
Agilent Technologies, Inc.
5301 Stevens Creek Boulevard
MS 51U-PB
Santa Clara, CA  95051
TEL:   408-553-2573
FAX:   408-553-3063